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                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549


                                 FORM 15

    CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
       OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO
FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                              Commission File Number:  0-18609

                            CFSB BANCORP, INC.
            (Exact name of registrant as specified in charter)

 112 ALLEGAN STREET, LANSING, MICHIGAN 48933-1814             (517) 371-2911
 (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                       COMMON STOCK, $0.01 PAR VALUE
         (Title of each class of securities covered by this Form)

                                   NONE
 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)



     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [ X ]
Rule 12g-4(a)(1)(ii)     [   ]
Rule 12g-4(a)(2)(i)      [   ]
Rule 12g-4(a)(2)(ii)     [   ]
Rule 12h-3(b)(1)(i)      [   ]
Rule 12h-3(b)(1)(ii)     [   ]
Rule 12h-3(b)(2)(i)      [   ]
Rule 12h-3(b)(2)(ii)     [   ]
Rule 15d-6               [   ]

     Approximate number of holders of record as of the certification or notice date: 0







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     Pursuant to the requirements of the Securities Exchange Act of 1934, Old
Kent Financial Corporation, as the successor to CFSB Bancorp, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  July 14, 1999               OLD KENT FINANCIAL CORPORATION
                                   (successor to CFSB Bancorp, Inc.)



                                   By/S/ MARY E. TUUK
                                      Mary E. Tuuk
                                      Its Senior Vice President and Secretary